Exhibit 99.1

Iveda Announces Pricing of $2 Million Public Offering

MESA, Ariz. – February 9, 2026 – Iveda® (Nasdaq: IVDA), the global leader in AI video surveillance and smart city solutions, today announced the pricing of a public offering of 5,714,286 shares of its common stock (or pre-funded warrants in lieu thereof) and series X warrants to purchase up to 11,428,572 shares of its common stock, at a combined public offering price of $0.35 per share (or pre-funded warrant in lieu thereof) and accompanying series X warrants. The series X warrants will have an exercise price of $0.35 per share, will be exercisable immediately upon issuance and will expire two years from the date of issuance. The closing of the offering is expected to occur on or about February 11, 2026, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $2.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include research and development, repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs.

A registration statement on Form S-1 (File No. 333-293126) relating to the public offering was declared effective by the Securities and Exchange Commission (the “SEC”) on February 9, 2026. The public offering is being made only by means of a prospectus forming part of the effective registration statement relating to the public offering. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Iveda Solutions®

Iveda (NASDAQ: IVDA) is the provider of global solutions for cloud-based, video AI search and surveillance technologies that protect the people, places, and things that matter the most. Iveda’s technology provides instant intelligence to existing infrastructure, enabling cities and organizations around the world to seamlessly enter the fifth industrial revolution. Headquartered in Mesa, Arizona, with a subsidiary in Taiwan, Iveda is publicly traded under the ticker symbol “IVDA.”

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including, without limitation, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in the prospectus included in our registration statement on Form S-1 for a comprehensive understanding. Iveda undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable laws or regulations.

Media Contact

Olivia Civiletto Erwin
olivia@dottedlinecomm.com
716.785.1108